May 7, 2025

William Zerella
Chief Financial Officer
ACV Auctions Inc.
640 Ellicott Street, #321
Buffalo, NY 14203

        Re: ACV Auctions Inc.
            Form 10-K for Fiscal Year Ended December 31, 2024
            File No. 001-40256
Dear William Zerella:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services